Exhibit 4.1

FIRST AMENDMENT TO
Warrant AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGREEMENT (the “Amendment”) is made and dated as of November 11, 2015, and is entered into by and between REACHLOCAL, INC., a Delaware corporation ( “Company”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Warrantholder”),

RECITALS

A.           Company previously issued a warrant to Warrantholder pursuant to a Warrant Agreement dated as of April 30, 2015, (the “Agreement’) in connection with that certain Loan and Security Agreement dated April 30, 2015, as amended pursuant to that certain First Amendment to Loan and Security Agreement dated as of August 3, 2015 and that certain Second Amendment to Loan and Security Agreement dated as of November 9, 2015 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”);

B.            Company requested certain waivers of and amendments to the Loan Agreement, and as a condition to agreeing to such accommodations, Warrantholder requires the Exercise Price of the Warrant as well as other terms of the Agreement to be adjusted as provided herein; and

C.            Company and Warrantholder are willing to amend the Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, Company and Warrantholder agree as follows:

1.             Unless otherwise defined herein, all capitalized terms shall have the meaning provided in the Warrant. The recitals set forth above are hereby incorporated by reference.

2.             Section 1 of the Agreement shall be deemed to be amended and restated as follows:

SECTION 1.     GRANT OF THE RIGHT TO PURCHASE COMMON STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, 300,000 fully paid and non-assessable shares of Common Stock (the “Warrant Shares”), with both the number of shares and the Exercise Price of such shares subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“1934 Act” means the Securities Exchange Act of 1934, as amended;

“Act” means the Securities Act of 1933, as amended;

“Cap Amount” shall have the meaning provided in Section 10(g).

“Company” means ReachLocal, Inc., a Delaware corporation, and any successor or surviving entity that assumes the obligations of the Company under this Agreement pursuant to Section 8(a);

“Charter” means the Company’s Certificate of Incorporation or other constitutional document, as may be amended from time to time;

“Common Stock” means the Company’s common stock, $0.00001 par value per share;

“Excluded Registration” means a registration of the Company’s capital stock on form S-4, S-8 or their successors relating to any acquisition of any entity or business or the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan;

“Exercise Price” means $0.85, subject to adjustment pursuant to Section 8;

“Marketable Securities” means securities issued by a corporation whose equity securities are traded on Nasdaq, NYSE or AMEX, which securities have been issued in a transaction registered under the Act and can be sold by non-affiliates immediately following the closing of a Merger Event regardless of any lock-up or other restriction;

“Merger Event” means any merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of common stock, other securities or property of another entity;

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price multiplied by the number of shares of Common Stock covered by this Warrant; and

“Qualified Merger Event” means a Merger Event in which the consideration to be received by holders of Common Stock at the closing of such Merger Event consists of cash or Marketable Securities (or a combination of cash and Marketable Securities);

“Warrant Shares” shall have the meaning provided in the first paragraph of this Section 1; provided, that for purposes of Section 10(g), Warrant Shares shall also mean, if and as applicable, any securities received in respect of Warrant Shares upon the consummation of any Merger Event.

3.             The first paragraph of Section 3(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)     Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole but not in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below (the date of the last to occur of both events, the “Exercise Date”), and in no event later than three (3) days thereafter, the Company shall create an account at its transfer agent and issue to the Warrantholder the number of shares of Common Stock purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

4.             Section 3(a)(iii) of the Agreement is hereby deleted.

5.             Section 10 of the Agreement is hereby amended to include a new subsection (g) to follow subsection (f) as follows:

(g)     Cap on Return. The maximum return Warrantholder is entitled to receive on the sale, transfer or other disposition of the Warrant Shares, after subtracting the aggregate Exercise Price for the Warrant Shares, is $765,000 (the “Cap Amount”). If on the sale, transfer or disposition of the Warrant Shares, or any part of the Warrant Shares, the Warrantholder receives the Cap Amount, any funds received from the sale, transfer or other disposition of the Warrant Shares in excess of the Cap Amount and any Warrant Shares still owned by Warrantholder shall be returned to the Company (or, if applicable after a Merger Event, the issuer of such Warrant Shares if other than the Company). The return of funds and/or such Warrant Shares shall occur within five (5) Business Days of the date that Warrantholder receives the Cap Amount. If Warrantholder does not receive at least the Cap Amount on the sale, transfer or other disposition of all the Warrant Shares, Warrantholder shall be under no obligation to return any funds to the Company. This Section 10(g) shall survive the exercise of this Agreement, and shall be binding on any transferee of this Agreement. Any disputes relating to this Section 10(g) will be subject to, and resolved in accordance with, the provisions of Section 12, notwithstanding the exercise of this Agreement, and the application of such provisions shall also be binding upon any transferee of this Agreement.

6.             Section 11 of the Agreement is hereby amended and restated in its entirety as follows:

Subject to compliance with applicable federal and state securities laws, and to the last sentence of this Section 11, this Agreement and all rights hereunder are transferable in whole but not in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a duly authorized and executed notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder may be transferred to any entity that the Board of Directors of the Company has reasonably determined is a direct competitor of the Company, unless either (i) at the time of such transfer, (x) the Loan Agreement is still in effect and (y) an Event of Default has occurred and is continuing under the Loan Agreement or (ii) such transfer is between or among Hercules Technology Growth Capital, Inc. and its Affiliates.

7.             Exhibits I, II and III of the Agreement are hereby amended and restated in their entirety by Exhibits I, II and III attached hereto, respectively.

8.             This Amendment shall not be deemed to constitute an amendment to the Agreement except as expressly provided in Sections 2-7 hereof, and all other terms and conditions of the Agreement shall remain in full force and effect.

9.             This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument. The provisions of Section 12 of the Agreement shall be deemed incorporated herein by reference, mutatis mutandis.

(signatures provided on the next page)

IN WITNESS WHEREOF, Company and Warrantholder have duly executed and delivered this First Amendment to Warrant Agreement as of the date and year first above written.

COMPANY:

ReachLocal, Inc.

Signature:	/s/ Ross G. Landsbaum
Print Name:	Ross G. Landsbaum
Title:	Chief Financial Officer

Accepted in Palo Alto, California:

WARRANTHOLDER

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ Ben Bang
Print Name:	Ben Bang
Title:	Associate General Counsel

EXHIBIT I

NOTICE OF EXERCISE

To:	ReachLocal, Inc.

(1)

The undersigned Warrantholder hereby elects to purchase all shares of the Common Stock of ReachLocal, Inc., pursuant to the terms of the Agreement dated as of 30th day of April, 2015, as amended from time to time (the “Agreement”) between ReachLocal, Inc. and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please create an account with ReachLocal, Inc.'s transfer agent and issue said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)
WARRANTHOLDER:

By:
Name:
Title:
Date:

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned ReachLocal, Inc., hereby acknowledge receipt of the “Notice of Exercise” from ___________________________ to purchase all shares of the Common Stock of ReachLocal, Inc., pursuant to the terms of the Agreement.

COMPANY:	ReachLocal, Inc.
By:
Title:
Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to the party noted below (“Transferee”).

By executing this Transfer Notice where indicated below, Transferee acknowledges and agrees that (i) Transferee has received and reviewed a copy of the Agreement, including the provisions of Section 10(g) and Section 12, (ii) as a condition to the effectiveness of the transfer of the Agreement, Transferee agrees to be bound by the provisions of Section 10(g) and Section 12 after the exercise of the Agreement and (iii) the Company (as defined in the Agreement, but also including, if applicable, any issuer of Warrant Shares other than the Company after a Merger Event) is an intended third-party beneficiary of this paragraph and Transferee’s obligations under Section 10(g) and Section 12 of the Agreement, with full rights to enforce such obligations against Transferee in accordance with the Agreement.

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE:  The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.